Exhibit 10.4

HongKong Takung Assets and Equity of Artworks Exchange Co., Limited

Provisional Rules Governing the Trading in Artwork Units

Contents

Chapter One General Provisions	2
Chapter Two Trading Market	2
Section 1 Trading Platform	2
Section 2 Traders	2
Section 3 Trading Hours	3
Chapter Three Trading in Artwork Units	3
Section 1 General Provisions	3
Section 2 Trading Orders	4
Section 3 Execution of Orders	7
Section 4 Borrowing and Short Sale of Artwork Units	8
Section 5 Settlement upon Expiry	10
Chapter Four Other Trading Related Matters	10
Section 1 Opening Price and Closing Price	10
Section 2 Suspension of Trading, Resumption of Trading and Delisting	11
Chapter Five Trading Information	14
Section 1 General Provisions	14
Section 2 Real-time Quotations	14
Section 3 Artwork Unit Indexes	14
Section 4 Public Information of Trading in Artwork Units	15
Chapter Six Supervision of Trading Activities	16
Chapter Seven Dealing with Unusual Situations	17
Chapter Eight Trading Dispute Resolutions	18
Chapter Nine Trading Fees	18
Chapter Ten Supplementary Articles	19

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Chapter One    General Provisions

Article 1    In order to promote the circulation of cultural artworks and provide a fair, orderly and efficient market for artwork trading, HongKong Takung Assets and Equity of Artworks Exchange Co., Limited (hereinafter referred to as “the Exchange”) has formulated these rules in accordance with the relevant laws of the HKSAR.

Article 2    These rules are applicable to trading in artwork units on the Exchange. Trading in artwork units refers to a trading model under which two or more traders jointly own a piece of artwork by shares, and any one of them as a joint owner by shares may transfer all or part of the artwork units held by him.

Article 3    Trading in artwork units is conducted by way of paperless electronic trading through the Exchange.

Article 4    All participants trading in artwork units must comply with these rules.

Article 5    The Exchange assumes no responsibility for any defect in and provides no guarantee as to the ownership, authenticity and quality of any artworks.

Chapter Two    Trading Market

Section 1    Trading Platform

Article 6    The Exchange only provides an electronic trading platform for trading in artwork units, and does not participate in any trading in artwork units as a buyer (or an agent thereof) or a seller (or an agent thereof).

The electronic trading platform consists of the trading host server, network-based client terminal application programs and related communications systems etc. The network-based client terminal application programs can be downloaded from the Exchange’s website.

Section 2    Traders

Article 7    A trader is an individual who has opened a trading account with the Exchange to participate in trading in artwork units.

Article 8    Traders shall have the right to information about the artworks and artwork units transactions, including but not limited to particulars of the underlying artworks, important information disclosed during the offering and listing process and relevant information disclosed during the trading process.

Article 9    Traders who have purchased and hold artwork units shall become joint owners of the underlying piece of artwork. Joint owners shall observe the Convention of Joint Owners of Artworks, and own the underlying artwork by shares jointly with other joint owners in proportion to the number of artwork units purchased, and assume the corresponding risks and responsibility.

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Article 10    Traders have the right to deal in artwork units in accordance with the relevant provisions of the Exchange.

Article 11    Traders may borrow artwork units to the extent of a specified proportion for trading purposes from the artwork holders or offering agents who have retained artwork units.

Article 12    Traders shall consciously abide by the relevant laws, the various rules and regulations of the Exchange and the various agreements signed with the Exchange.

Article 13    Traders shall make sure that they are adequately informed about the market and the actual condition of the piece of artwork intended for sale and listing, including but not limited to the size, pattern and defects (if any) of the artwork. They shall be responsible for their own trading decisions and assume the consequential risks.

Section 3    Trading Hours

Article 14    The Exchange is open for business from 9:15 to 9:25, 9:30 to 12:00 and 13:30 to 16:00 from Monday to Friday each week.

The Exchange will be closed on public holidays and such rest days as announced by the Exchange.

Trading hours are subject to change by the Exchange.

Trading hours will not be extended in the event of a suspension of trading for any reason during trading hours.

Article 15    The Exchange adopts an auction trading mechanism whereby the period from 9:15 to 9:25 on each trading day is the opening call auction session and the periods from 9:30 to 12:00 and from 13:30 to 16:00 are the continuous auction session, except for those artwork units, the trading of which is suspended or resumed during the time when the Exchange is open for trading.

Chapter Three    Trading in Artwork Units

Section 1    General Provisions

Article 16    After accepting trading orders from traders, the Exchange shall assume the corresponding trading and settlement obligations.

As soon as the Exchange accepts trading orders from traders, it will freeze the relevant artwork units confirmed for sale or the purchase money designated for the purchase of the relevant artwork units that are subject to the trading orders.

When trading orders are executed, the buyer shall deliver the purchase money for the purchase of the relevant artwork units to the seller, while the seller shall deliver the relevant artwork units confirmed for sale to the buyer.

When a trader delivers the artwork units to be sold or receives the artwork units to be purchased, he shall be deemed to be simultaneously giving up or securing (as the case may be), the right to claim restitution of the underlying artwork units, and the transfer of the claim for restitution shall be in lieu of actual delivery.

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Article 17    Traders shall submit their trading orders to the trading host server of the Exchange, which will, after receiving the trading orders, execute the order in accordance with the rules of the Exchange. The outcome of the transaction and transaction records shall be sent by the Exchange to both parties to the transaction.

Article 18    Intra-day trading is adopted for trading in artwork units. Intra-day trading of artwork units means that all or part of the artwork units purchased by traders can be sold on the same day.

Article 19    Based on market needs, the Exchange may make provisions for an appropriate proportion of artwork units so that traders may borrow for sale. Traders shall provide corresponding collateral, pay the relevant fees in connection with such borrowing, and return the borrowed artwork units on time.

Article 20    Based on market needs, the Exchange may implement a market maker system, the detailed rules of which will be separately stipulated by the Exchange.

Section 2    Trading Orders

Article 21    Before trading in artwork units for the first time, a trader shall enter into the market entry agreement for Traders and other relevant documents as required by the Exchange on the website of the Exchange, and open a trading account in accordance with the requirements of the registration and clearing institution designated by the Exchange.

Article 22    A trader can download the network-based client terminal application program from the website of the Exchange to place trading orders online. The Exchange may, as required, add other ways of placing orders in due course.

Article 23    The hours during which the Exchange may accept auction trading orders from traders include the opening call auction session (9:15 to 9:25) and the continuous auction sessions (9:30 to 12:00 and 13:30 to 16:00) on a trading day. During the period from 9:20 to 9:25 of the opening call auction session, the trading host server of the Exchange will not accept any cancellation of orders; unexecuted orders may however be cancelled at other times during which the Exchange may accept trading orders. The validity of any cancellation of orders is subject to confirmation by the trading host server of the Exchange. When deemed necessary, the Exchange may make an adjustment to the hours for accepting orders.

Article 24    Traders may trade in artwork units by placing limit orders and market orders.

A limit order means that the order for artwork units is placed at a price specified by the trader.

A market order means that the order for artwork units is placed at real-time market prices.

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Market orders are only applicable to the trading in artwork units with price fluctuation limits during the continuous auction session, unless otherwise stipulated by the Exchange.

Article 25    The Exchange may accept the following types of market orders:

(1)	Counterparty best price order

Counterparty best price order is a type of market order with an order price that is set at the best price of the counterparty side in the central order book at the time when the order is submitted to the trading host server.

(2) Same-side best price order

Same-side best price order is a type of market order with an order price that is set at the best price of the same side in the central order book at the time when the order is submitted to the trading host server.

(3) Five best orders immediate trading and cancellation of unexecuted order means that the order is to be executed in sequence at and within the counterparty’s five best orders execution prices, with the unexecuted portion cancelled automatically.

(4) Five best orders immediate trading and unexecuted order to limit order means that the order is to be executed in sequence at and within the counterparty’s five best execution prices, with the unexecuted portion converted into a limit order at the last same-side execution price; if such order cannot be executed at all, it will be converted into a limit order at the same-side best order price; if there is no order on the same side, then such order will be cancelled.

(5) Other types of order specified by the Exchange.

Article 26    Unless otherwise specified by the Exchange, a trader’s order instruction shall specify the following:

(1) trading account number;

(2) code of artwork units;

(3) trading direction (i.e. buy or sell);

(4) order quantity;

(5) order price;

(6) other information as required by the Exchange.

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Article 27    During the continuous auction session, a trader may cancel the unexecuted portion of an order in accordance with the relevant trading rules.

Article 28    An order of artwork units transacted by way of auction trading shall be for a board lot of 100 units or multiples thereof.

Article 29    The maximum trading quantity of artwork units for each order shall not exceed 5% of the total artwork units offered for sale. Based on market needs, the Exchange may adjust the maximum trading quantity of artwork units for each order.

Article 30    The real-time cumulative net purchase volume (being the volume of cumulative purchases over and above cumulative sales) or the real-time cumulative net sales volume (being the volume of cumulative sales over and above cumulative purchases) of artwork units for a trader on a trading day shall not exceed 5% of the total artwork units offered for sale.

Article 31    The tick size of the order price for trading in artwork units is HK$0.01.

Article 32    The Exchange imposes a daily price fluctuation limit of 15% for both upward and downward fluctuations for trading in artwork units, except for the first day of listing.

The formula for calculating the daily price fluctuation limit of artwork units shall be: limit price = last closing price × (1 ± price fluctuation limit percentage). The calculation result is rounded up or down to the tick size.

On the first day of listing, the price limit during the call auction session shall be 80% to 120% of the final offer price of the artwork units, and the price limit during the continuous auction session shall be 20% to 180% of the opening price.

If required, the Exchange may adjust the fluctuation limit of artwork units.

Article 33    When a trader deals in artwork units, an order placed at a price within the price fluctuation limit is a valid order whereas an order placed at a price exceeding the price fluctuation limit is invalid.

Article 34    An order is valid on the day it is placed. If an order is not fully executed at one time, the unexecuted portion will continue to line up for auction trading on the same day, unless otherwise specified by the Exchange.

Article 35    Where an order is cancelled, the Exchange shall upon confirmation of the cancellation, unfreeze the traders’ funds or artwork units corresponding to the cancelled order.

Article 36    Orders that are not executed during the call auction session will automatically be placed in the continuous auction.

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Section 3    Execution of Orders

Article 37    Orders in the auction trading of artwork units are matched and executed based on the principle of price priority and time priority.

For the purpose of order execution, the principle of price priority means that priority is given to a buy order with a higher price over a buy order with a lower price while priority if given to a sell order with a lower price over a sell order with a higher price.

For the purpose of order execution, the principle of time priority means that for orders in the same direction and at the same price, priority is given to orders that are placed earlier over those that are placed later. The sequence is based on the time when the orders are accepted by the trading host server.

Article 38    The execution price in a call auction is determined according to the following principles:

(1) the price that can generate the greatest trading volume;

(2) the price which allows all the buy orders with higher prices and all the sell orders with lower offer prices to be executed;

(3) the price which allows the entire buying or sell orders with the same price to be executed.

In case more than two orders satisfy such conditions, the price that is closest to the previous closing price is taken as the execution price.

All trading during the call auction session are executed at the same price.

Article 39    The execution price during continuous auction is determined according to the following principles:

(1) if the highest bid price is the same as the lowest offer price, then this price shall the execution price;

(2) if the bid price is higher than the lowest offer price currently available, then such offer price shall be the execution price;

(3) if the offer price is lower than the highest bid price currently available, then the such bid price shall be the execution price.

Article 40    If the price determined according to such execution principles does not fall within the tick size, it shall be rounded up or down to the appropriate tick size .

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Article 41    A transaction is concluded after the buying and selling orders are matched and executed. A transaction executed under these rules takes effect from the moment of its conclusion. Both the buyer and the seller shall accept the trading result and perform their respective clearing and settlement obligations.

For transactions that have resulted in serious consequences due to force majeure events, unexpected events or unauthorized intrusion into the trading system, the Exchange may take appropriate measures in this regard or deem such transactions as null and void.

For an unconscionable transaction, appropriate measures may be taken to address it with the Exchange’s confirmation.

For transactions which are in violation of these rules and which seriously disrupt the normal operation of the market, the Exchange is entitled to declare cancellation of such transactions. Losses incurred as a result shall be borne by the non-compliant traders.

Article 42    The execution data of the trading host server of the Exchange shall be taken as an accurate record of the outcome of the transactions executed under these rules.

Article 43    The clearing service of trading in artwork units shall be handled by the registration and clearing institution designated by the Exchange.

Section 4    Borrowing and Short Sale of Artwork Units

Article 44    Borrowing and short sale of artwork units is a transaction under which artwork holders or offering agents who have retained artwork units lend out artwork units within the specified proportion to traders who, after providing collateral of a specified ratio as required, borrow and sell the borrowed artwork units simultaneously, and who are required to return the borrowed artwork units within a specified period of time.

Article 45    The provisions in this section shall apply to situations where artwork units borrowing and short sale of artwork units is permissible. Where there is no relevant provision in this section, other provisions in this chapter shall apply.

Article 46    A trader shall not borrow and short sell artwork units in an artwork in which he is holding artwork units.

Article 47    After borrowing and short selling artwork units, any artwork units acquired by the trader in the same artwork shall first be used to return the borrowed artwork units.

Article 48    Traders who have provided collateral to borrow artwork units for trading shall return all borrowed artwork units within 90 calendar days.

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Article 49    Traders in borrowing artwork units for short sale shall provide collateral, and the collateral ratio of a single piece of artwork unit shall not be lower than that specified by the Exchange.

Collateral ratio of a single piece of artwork = value of collateral provided for the borrowing of the artwork units in that artwork / (number of artwork units in that artwork borrowed for short sale x offer price) x100%

Article 50    Traders in borrowing artwork units for short sale shall pay interest on the borrowed artwork units in addition to trading commission.

Article 51    A trader who has borrowed and short sold artwork units but has not returned all the artwork units borrowed shall maintain a collateral ratio of not less than that specified by the Exchange.

Collateral ratio to be maintained for a single piece of artwork = value of collateral provided for the borrowing of artwork units in that piece if artwork / (net accruals of borrowed and short sold artwork units x closing price of the day + accrued interest) x100%

Net accruals of borrowed and short sold artwork units in a single piece of artwork = total number of borrowed and short sold artwork units in that piece if artwork – total number of such borrowed artwork units returned

Article 52    When the collateral ratio maintained by the trader is lower than that specified by the Exchange, the trader shall provide additional collateral within two trading days to keep the collateral ratio at a level not lower than that specified by the Exchange.

Article 53    The Exchange has the right to, by itself, dispose of the collateral provided by the trader for the purpose of purchasing and returning the artwork units to the lenders of artwork units under each of the following circumstances:

(1) The trader has not returned all the borrowed artwork units after 90 calendar days;

(2) The collateral ratio maintained by the trader in respect of units in a single piece of artwork is lower than the ratio specified by the Exchange and the trader has failed to provide sufficient collateral within two trading days.

Article 54    The Exchange monitors the borrowing and short sale of artwork units, and may adopt the following measures and publish the same to the market when the Exchange deems it necessary:

(1) adjust the scope of artwork available for the borrowing and short sale of artwork units;

(2) adjust the collateral ratio for borrowings;

(3) adjust the collateral ratio to be maintained;

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(4) suspend the borrowing and short sale of artwork units in particular artworks;

(5) suspend the borrowing and short sale of artwork units in the entire market;

(6) other measures considered necessary by the Exchange.

Article 55     For newly listed short saleable artwork units commencing from the 20th trading day.

Article 56    No borrowing and short sale of artwork units shall be permitted from 80 days prior to the expiry of the trading term of the artwork units.

Section 5    Settlement upon Expiry

Article 57    The trading term of artwork units are stated in the prospectus and offering announcement of such artwork units.

Article 58    Upon expiry of the trading term of artwork units, trading of such artwork units shall be suspended. After trading has been suspended, the underlying artwork shall enter into an auction process, the specific scheme of which shall be subject to separate announcement(s). The minimum offer price shall be the total offer price of the artwork.

Article 59     If an auction is successful, the artwork shall undergo normal delisting and settlement procedures. Proceeds from the auction, after deducting auction fees, shall be allocated among the traders in proportion to the artwork units held by them respectively at the time of suspension of trading upon expiry of the trading term.

If an auction is not successful, trading of the artwork units shall resume upon expiry of a specified period after such unsuccessful auction, save that resumption shall be postponed to the next trading day where such specified period expires on a non-trading day. The trading term of the artwork units shall be determined at the time when the trading of the artwork units resumes.

Article 60    Upon expiry of the trading term of artwork units in which trading has resumed, Article 58 and 59 above shall continue to apply until there is a successful auction.

Article 61    Traders who fail to return all of the artwork units borrowed by them before the relevant artwork units are delisted shall return the value as at the time of delisting of the outstanding artwork units to the lenders of the artwork units.

Chapter Four    Other Trading Related Matters

Section 1    Opening Price and Closing Price

Article 62    The opening price of the artwork unit is the first execution price of such artwork unit on that day.

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Article 63    The opening price is generated by way of a call auction. Continuous auction shall be used as an alternative where no opening price can be generated by way of a call auction. Where there is no opening price generated in relation to an artwork unit by way of a call auction on its first day of listing, the opening price shall be the final offer price per artwork unit.

Article 64    The closing price of the artwork unit is the weighted average price of the execution price of all transactions (including the last transaction) in the last minute of the trading hours on that day. Where there is no transaction in the last minute, the execution price of the last transaction shall be taken as the closing price on that day. Where there is no transaction on that day, the closing price on the previous trading day shall be taken as the closing price on that day.

Section 2    Suspension of Trading, Resumption of Trading and Delisting

Article 65    Where there are unusual fluctuations in the trading in artwork units, the Exchange may, at its discretion, suspend trading in artwork units until 10:30a.m. on the next trading day after the Exchange issues the announcement. The effective orders accepted by trading host server before 10:25a.m. on the day of resumption of trading will generate an execution price by way of a call auction, during which the orders submitted by the traders can be cancelled. The effective orders accepted by the trading host server during the period between 10:25a.m. and 10:30a.m. on the day of resumption of trading will be matched through a continuous auction after the resumption of trading, during which no cancellation of orders is allowed and the traders may cancel any unexecuted orders after the resumption of trading.

The Exchange can adjust the time of resumption of trading for the suspended artwork units in light of the situation of trading in artwork units.

Article 66    Where more than 10% (including 10%) of a single piece of artwork is frozen due to involvements in any legal proceedings, the Exchange will make an announcement and suspend trading of the relevant artwork units.

Article 67    Where material information relating to the relevant artwork units having never been disclosed is published in the public media and as such the trading price of such artwork units may be or may have been materially impacted, the Exchange will make an announcement, suspend trading of the relevant artwork units and determine the time of resumption of trading in light of the actual conditions.

Article 68    If a piece of artwork is involved in any judicial procedure due to disputes over its ownership following its listing, the Exchange will make an announcement and suspend trading of such artwork units. After the ownership disputes over the artwork is settled, the Exchange will make an announcement and resume trading of such artwork units, except where it is held by the court or an arbitration institution that the artwork in question does not belong to the original holder.

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Article 69    Where all the joint owners of a piece of artwork unanimously request making amendments to the provisions in relation to transport, storage, insurance and display of the artwork as set out in the joint owners’ agreement or confirmed by the Exchange, they shall jointly make a written application to the Exchange which will then suspend trading of such artwork units and make an announcement. Once these matters concerned have been solved, the Exchange will make an announcement on resumption of trading of such artwork units and other relevant matters.

Article 70    The Exchange may impose a special suspension of trading of artwork units suspected to be involved in transactions violating the law and/or regulations and make an announcement. The relevant traders shall submit a written report as required by the Exchange. The time and manner of the special suspension of trading and resumption of trading are determined by the Exchange and all the traders will be notified of such through an announcement of the Exchange.

Article 71    Where trading of artwork units is suspended during the opening hours, orders made before the suspension of trading continue to process after resumption of trading of such artwork units on the same day. During the suspension of trading, the traders can continue to process the orders or cancel the orders. Upon resumption of trading, the accepted orders will be placed in call auction.

Article 72    In addition to the aforesaid requirements, the Exchange may decide suspension of trading, special suspension of trading and resumption of trading based on the actual situation.

Article 73    A sole trader may purchase all the artwork units through the Exchange. When the sole trader purchasing all the artwork units requests such artwork units be delisted, such trader shall make the application to the Exchange and the Exchange will suspend trading of such artwork units after receiving the application. The artwork units will be normally delisted after the review of the delisting application is completed.

Article 74    If all the joint owners of an artwork enter into an unanimous agreement to request such artwork units be delisted, they shall make the application to the Exchange and the Exchange will suspend trading of such artwork units after receiving the application. The artwork units will be normally delisted after the review of the delisting application is completed. If the review does not go through, trading of the artwork units will resume at the time set out in an announcement.

Article 75    Upon expiry of the trading term of artwork units, such artwork units will be delisted normally if the auction is successful.

Article 76    Where artwork units are delisted normally, the artwork shall be held by the person whom all the joint owners of such artwork entrust or the sole owner of such artwork.

Article 77    The artwork units which have gone through normal delisting process can be relisted one year after the day of delisting. The relisting application shall be carried out in accordance with the relevant requirements as specified in the rules.

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Article 78    In the event that any of the following occurs, such artwork units shall go through the unconventional delisting procedures:

(1)     The artwork is lost due to reasons such as theft and robbery;

(2)     The artwork suffers an irreparable damage which has a material adverse effect on its value and such effect is definite and irreversible;

(3)     An effective judgement issued by a court or an arbitration institution to the effect that the artwork is owned by a person or persons other than the former holder(s);

(4)     Other circumstances determined by the Exchange.

Article 79    Following the unconventional delisting of artwork units, in the event that insurance liability applies, the Exchange will claim from the relevant insurer on behalf of the relevant traders. After compensation is made by the insurer, the compensation amounts will be paid to the traders in proportion to their respective interests in the artwork units at the time such artwork units are delisted.

Article 80    The Exchange will forthwith make an announcement in respect of suspension of trading, resumption of trading and delisting of artwork units on the Exchange.

Article 81    When trading of artwork units is suspended, information of such artwork units shall be included in market price quotations published by the Exchange. Following the delisting of artwork units from the Exchange, information of such artwork units shall not be included in the market price quotations published by the Exchange.

Article 82    Where artwork units satisfy the delisting conditions, the Exchange will forthwith publish an announcement in respect of the delisting of such artwork units. The announcement in respect of the delisting of artwork units shall include the following:

(1)     the type, abbreviation, code and delisting date of the artwork units to be delisted;

(2)     the main content of the delisting decision;

(3)     matter to be dealt with after the delisting;

(4)     other information required by the Exchange.

Article 83    Other matters concerning the suspension of trading, resumption of trading and delisting of artwork units are subject to other relevant rules of the Exchange.

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Chapter Five    Trading Information

Section 1    General Provisions

Article 84    The Exchange releases trading information, including real-time quotations for trading in artwork units, artwork unit indexes and public information of the artwork units transaction on each trading day.

Article 85     The trading information generated from on the market of the Exchange is solely owned by the Exchange and shall not be used or disseminated by any person(s) without the consent of the Exchange.

The person(s) authorized to use the trading information shall not provide such information to any other person(s) or disseminate such information without the consent of the Exchange.

Section 2    Real-time Quotations

Article 86    Real-time quotations during the call auction session on each trading day shall include information such as artwork unit codes, artwork unit abbreviations and previous closing prices.

Article 87    Real-time quotations during the continuous auction session on each trading day shall include code of artwork units, artwork unit abbreviations, previous closing prices, latest execution prices, intra-day highest execution prices, intra-day lowest execution prices, intra-day cumulative trading volume and turnover, the five real-time highest bid prices and volume, and the five real-time lowest offer prices and volume.

Article 88    On the first day of listing of the artwork units, the previous closing price displayed on the real-time quotations shall be the final offer price per artwork unit, unless otherwise specified by the Exchange.

Article 89    The Exchange may adjust the release format and content of the real-time quotations in light of the market needs.

Section 3    Artwork Unit Indexes

Article 90    The Exchange compiles artwork unit indexes, such as composite index and sub-index, to reflect the overall price for trading in artwork units and the price changes and movements of certain types of artwork units. These indexes shall be released along with the real-time quotations.

Article 91    Artwork unit indexes shall be compiled following a principle of publicity and transparency.

Article 92   The specific method to set and compile artwork unit indexes is separately stipulated by the Exchange.

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Section 4    Public Information of Trading in Artwork Units

Article 93    Announcement of unusual movements in trading in artwork units shall include the following:

(1)     The name and code of the artwork units;

(2)     Other information required by the Exchange.

Article 94    For rumour(s) which may have or may have had material impact on the price of artwork units, the information disclosure obligor shall forthwith provide information of such rumour(s) and other relevant information and publish an announcement in this regard.

Article 95     Where any of the following events occur to the trading in artwork units, the Exchange will disclose the name and code of such artwork units:

(1)     The top three artwork units whose daily closing price fluctuation deviation reaches ±7%;

The closing price fluctuation deviation is calculated as follows: closing price fluctuation deviation = price fluctuation of a single artwork – price fluctuation in the corresponding sub-index

(2)     The top three artwork units whose daily price volatility reaches 15%;

The price volatility is calculated as follows: price volatility = (intra-day highest price – intra-day lowest price) / intra-day lowest price × 100%

(3)     The top three artwork units whose daily turnover rate reaches 100%;

The turnover rate is calculated as follows: turnover rate = trading volume of artwork units / total outstanding artwork units × 100%

If the daily closing price fluctuation deviation, daily price volatility or daily turnover rate are identical, then turnover amount and trading volume will be taken in sequence.

Article 96    Where any of the following events occur to the auction trading of artwork units, which are considered to be unusual movement, the Exchange will announce the name and code of such artwork units respectively:

(1)     The daily closing price fluctuation deviation reaches ±30% on three consecutive trading days;

(2)     The average daily turnover rate on three consecutive trading days is 30 times or more than 30 times as much as that on the preceding five trading days, and accumulated turnover rate of such artwork units on the three consecutive trading days reaches 100% or more than 100%;

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(3)     The daily closing price on three consecutive trading days reaches the limits set for a price hike or a price drop;

(4)     Other circumstances regarded by the Exchange as unusual movements.

Calculation of the unusual movement index will start over on the date of resumption of trading.

The first day of listing of artwork units is not included in the calculation of the unusual movement index.

Article 97    For artwork units subject to a special suspension of trading, the following information shall be made public where necessary:

(1)     Relevant statistical information of the trading in artwork units;

(2)     Other information which the Exchange considers necessary for disclosure.

Chapter Six    Supervision of Trading Activities

Article 98    The Exchange supervises daily trading of the traders with the following measures:

(1) requires relevant traders to explain the relevant issues, accept and cooperate with the Exchange’s day-to-day supervision, honestly answer the questions raised by the Exchange within the specified timeframe, submit statements as required and disclose relevant correction or supplementary announcement;

(2) issue various notices and letters;

(3) meet with the relevant personnel;

(4) other supervision measures.

Article 99    The Exchange performs vigorous supervision on the following unusual trading activities which may affect the trading price or volume of artwork units:

(1) Purchasing or selling of artwork units in a large amount before the disclosure of information that may have material impact on the trading price of the relevant artwork units;

(2) Block or frequent trading between trading accounts that are entrusted or authorized to the same person for operation;

(3) Block or frequent trading between two or more regular trading accounts or trading accounts that are suspected to be connected with each other;

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(4) Frequent placement of orders or frequent cancellation of orders for the purpose of affecting the trading price of artwork units or the investment decisions of other traders;

(5) Substantial order and the order price clearly deviates from the recent market execution price of the artwork units;

(6) Engaged in trading in artwork units which is contrary to the investment analysis, forecast or advice released by the traders;

(7) Substantial, continuous or intensive placement of orders for the purpose of affecting the trading price of artwork units;

(8) Engaged in substantial and continuous trading in a certain period of time;

(9) Block or frequent reverse trading at the same price or similar price level;

(10) Block or frequent buying at a high price and selling at a low price;

(11) False orders or other orders that disrupt the market order;

(12) Other unusual trading practices that the Exchange deems particular supervision is required.

Article 100    If traders have conducted unusual trading activities as outlined in Article 99, or other activities in violation of the rules, the Exchange will require rectification and may, depending on seriousness of the circumstances, impose one or several of the following penalties:

(1) oral or written warning;

(2) demand a written undertaking by the traders;

(3) public reprimand;

(4) punitive commission fees;

(5) suspending or restricting the traders from trading;

(6) revoking the qualification of the traders.

Chapter Seven    Dealing with Unusual Situations

Article 101    In the event that any of the following unusual situations arise bringing a halt to part or all of the trading activities, the Exchange may decide on technical suspension or temporary suspension of trading:

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(1) force majeure;

(2) accident;

(3) technical failure;

(4) other unusual situations as determined by the Exchange.

Article 102    In unusual situations where orders of more than 10% of traders cannot be placed or quotation transmission is disrupted, the Exchange may impose a temporary suspension of trading.

Article 103    If the Exchange believes that unusual situations as outlined in Article 101 and Article 102 may happen and the trading cannot operate normally as a result, the Exchange can decide on a technical suspension of trading or temporary suspension of trading.

Article 104    Any technical suspension of trading or temporary suspension of trading will be announced by the Exchange.

Article 105    If the cause of technical suspension or temporary suspension of the trading has been found and eliminated, the Exchange will resume trading.

Article 106    Except for special situations recognized by the Exchange, the orders already accepted by the trading host server prior to a technical or temporary suspension are valid if trading resumes on the same trading day. The trading host server continues to accept orders during the period of technical or temporary suspension and call auction will be conducted to process all the orders received when trading resumes.

Article 107    The Exchange is not liable for any losses arising from unusual situations or appropriate measures that the Exchange takes to deal with abnormalities.

Chapter Eight    Trading Dispute Resolutions

Article 108    All disputes arising from or in connection with trading in the Exchange shall be settled by all parties through consultation. If the disputes cannot be consulted or if the consultation fails, any party has the right to lodge a complaint in accordance with the relevant laws of the Hong Kong Special Administrative Region to settle the disputes.

Chapter Nine    Trading Fees

Article 109    Exchange participants are required to pay trading commissions to the Exchange for successful transactions of artwork units.

Exchange participants holding artwork units are required to pay management fees, such as insurance premium and custody fee, to the Exchange.

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Article 110    The charging items, charging standards and administrative measures for trading in artwork units shall be implemented in accordance with the relevant rules of the Exchange.

Chapter Ten Supplementary Articles

Article 111    The time provided in the rules shall be the time of the trading host server of the Exchange.

Article 112    Definitions of the following terms in the rules are set out as follows:

(1) Market refers to the market for trading in artwork units established by the Exchange.

(2) Orders refer to any artwork unit trading orders submitted to the trading host server of the Exchange by exchange participants.

(3) Best price refers to the highest price from the buy side or the lowest price from the sell side on the central order book.

(4) Central order book refers to queues of unexecuted orders in the trading host server at a certain point arranged in an order based on the buying and selling directions, price priority and time priority.

(5) Suspension of trading refers to the Exchange’s suspending trading in artwork units in the market.

(6) Technical suspension of trading refers to the Exchange’s suspending artwork unit trading due to circumstances which affect the normal trading of artwork units, such as unexpected problems of the system software, unforeseeable hardware failures, network anomalies of network service provider, earthquakes, fires, tsunamis, typhoons and other force majeure reasons.

Article 113    The Exchange reserves the right of the final interpretation of the rules.

Article 114    The rules shall take effect from the date of publication.

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